Exhibit 99.1

July 27, 2022

Aqua Metals Appoints Dave McMurtry as Chief Business Officer

McMurtry Brings Decades of Successful Business Plan Execution and Value Creation for Entrepreneurial and Large Organizations

RENO, Nev., July 27, 2022 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) ("Aqua Metals" or the "Company"), an innovator in metals recycling with its AquaRefining™ technology, has appointed Dave McMurtry as Aqua Metals’ Chief Business Officer. McMurtry is an experienced Silicon Valley high-tech executive with expertise in renewable energy and international market development. He advances to this position from his previous role as Aqua Metals’ Chief Strategist.

Prior to joining Aqua Metals, McMurtry was CEO of Global Stars Foundation at the Al Dabbagh Group in Jeddah, Saudi Arabia, which focused on investing in local sustainable solutions in Asia, Africa, and Latin America. For the last 25 years, he has held multiple executive positions with major organizations, including Habitat for Humanity International and Kiva, overseeing global strategic planning and implementation.

“It is a pleasure to appoint Dave, who has quickly made a positive impact for Aqua Metals, as an officer of the Company,” said Steve Cotton, President and CEO. “Dave has already assisted in driving us to 100% renewable energy and helping to define our path to net-zero emissions. He has also formalized and built momentum for our government grant and government relations programs while attending key conferences, which has led to several valuable potential partner opportunities.”

“After six months of getting to know the Aqua Metals team and engaging with our expanding network of key stakeholders, including feedstock and offtake partners, joint ventures, and government officials, I am even more confident in Aqua Metals’ value proposition as a leading sustainable lithium-ion battery recycling company,” said Dave McMurtry. “I am excited about the opportunity to leverage my experience and network to accelerate efforts to commercialize what we believe is the best available technology suite coupled with very promising economics for our business and our partners.”

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented hydrometallurgical AquaRefining™ technology. The modular Aqualyzers™ cleanly generate ultra-pure metal one atom at a time, closing the sustainability loop for the rapidly growing energy storage economy. The Company’s offerings include equipment supply, services, and licensing of the AquaRefining technology to recyclers across the globe. Aqua Metals is based in Reno, Nevada.

Investor Relations

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aqms@fnkir.com

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Contact: Ariane Wolff, Warner Communications

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